Exhibit 99.9

FOR IMMEDIATE RELEASE August 8, 2013	For information contact: Kelly C. Clarke (804) 727-6321

Apple REIT Seven, Apple REIT Eight and Apple REIT Nine
Sign a Definitive Merger Agreement

RICHMOND, VA, August 8, 2013 – Apple REIT Seven, Inc. (“Apple Seven”), Apple REIT Eight, Inc. (“Apple Eight”) and Apple REIT Nine, Inc. (“Apple Nine,” and together with Apple Seven and Apple Eight, the “Companies,” or individually, a “Company”), each of which is a real estate investment trust (REIT), announced today that they have entered into a definitive merger agreement pursuant to which Apple Seven and Apple Eight will combine with Apple Nine in two merger transactions. The Board of Directors of each Company unanimously approved the merger agreement based on the unanimous recommendation of its special committee of two non-management directors that considered the transaction.

In addition to certain customary closing conditions including the filing of a Registration Statement on Form S-4, the merger agreement is subject to the approval by the shareholders of each Company. The Companies will provide additional information in a joint proxy statement/prospectus relating to the proposed transaction. The Companies anticipate that the joint proxy statement/prospectus will be distributed to shareholders during the fourth quarter of 2013 and do not expect to comment further until that time. Each merger is conditioned on the concurrent consummation of the other merger. As a result, there can be no assurance that the mergers will occur.

If the required shareholder approvals are received, in the mergers, each issued and outstanding Unit (Common Share and related Series A Preferred Share) of Apple Seven will be converted into the right to receive one Apple Nine Common Share, and each issued and outstanding Unit of Apple Eight will be converted into the right to receive 0.85 Apple Nine Common Shares. The current outstanding Apple Nine Common Shares will remain outstanding.

If the transaction is approved, Apple Nine will become self-advised and each Company will terminate its advisory arrangements with its advisors. Therefore, in accordance with the conversion formula set forth in the Apple Seven, Apple Eight and Apple Nine articles of incorporation, and pursuant to provisions of the merger agreement, each outstanding Apple Seven, Apple Eight and Apple Nine Series B Convertible Preferred Share will convert into  Apple Nine Common Shares and all Series A Preferred and Series B Shares of the Companies will terminate in connection with the mergers.

Glade M. Knight, Chairman and Chief Executive Officer of each of the Companies, said, “Today I am proud to announce the proposal to combine Apple Seven, Apple Eight and Apple Nine.  If approved by our shareholders, the combined company will be one of the largest hospitality REITs in the U.S. with 191 hotels with 23,711 guestrooms in 33 states. Due to the increased size and scale of the combined company, we believe that it will be better positioned to pursue enhanced avenues of liquidity for our shareholders through the exploration of certain strategic alternatives such as possibly listing the combined company on an exchange, a sale of the combined company or a merger with a third party company and to have access to more attractive financing. I would like to thank our teams of advisors in assisting us in developing this merger strategy.”

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McGuireWoods LLP is acting as corporate counsel to each Company in connection with this transaction. Foley & Lardner LLP is acting as legal advisor, and BofA Merrill Lynch is acting as financial advisor, to the Special Committee of the Board of Directors of Apple Seven in connection with this transaction. Kaufman & Canoles, P.C. is acting as legal advisor, and KeyBanc Capital Markets Inc. is acting as financial advisor, to the Special Committee of the Board of Directors of Apple Eight in connection with this transaction. Hogan Lovells US LLP is acting as legal advisor, and Citigroup Global Markets Inc. is acting as financial advisor, to the Special Committee of the Board of Directors of Apple Nine in connection with this transaction.

About Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.:
Apple REIT Seven, Apple REIT Eight and Apple REIT Nine are REIT’s focused on the ownership of hotels that generate attractive returns for our shareholders. The Companies’ hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Renaissance® Hotels, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Marriott® Hotels & Resorts, Embassy Suites Hotels®, Home2 Suites by Hilton®, Homewood Suites by Hilton®, Hilton®, Hilton Garden Inn®, Hampton Inn®, and Hampton Inn & Suites® brands. The Apple REIT Seven portfolio consists of 51 hotels, containing a total of 6,426 guestrooms in 18 states. The Apple REIT Eight portfolio consists of 51 hotels, containing a total of 5,914 guestrooms in 19 states. The Apple REIT Nine portfolio consists of 89 hotels, containing a total of 11,371 guestrooms in 27 states. Additional information about the Companies can be found online at www.applereitseven.com, www.applereiteight.com and www.applereitnine.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of any Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the ability of any Company to obtain required shareholder or other third-party approvals required to consummate the proposed mergers; the satisfaction or waiver of other conditions in the merger agreement; a material adverse effect on any Company; the outcome of any legal proceedings that may be instituted against any Company and others related to the merger agreement; the ability of any Company to implement its operating strategy; any Company’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles; and competition within the hotel industry. Although each Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by any Company or any other person that the results or conditions described in such statements or the objectives and plans of any Company will be achieved. In addition, each Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in each Company’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Seven with the SEC on March 6, 2013 and the Annual Reports on Form 10-K filed by Apple Eight and Apple Nine, respectively, with the SEC on March 7, 2013. Any forward-looking statement speaks only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information about the Mergers and Where to Find It

In connection with the proposed mergers whereby Apple Nine will acquire all of the outstanding shares of each of Apple Seven and Apple Eight, the Companies intend to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form S-4 that will contain a joint proxy statement/prospectus.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS OF EACH COMPANY

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ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EACH COMPANY AND THE MERGERS.  The registration statement, the joint proxy statement/prospectus and other materials (when they become available) containing information about the proposed transaction, and any other documents filed by any Company with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by each Company by directing a written request to Apple REIT Seven, Inc., Apple REIT Eight, Inc. or Apple REIT Nine, Inc., respectively, at 814 East Main Street, Richmond, Virginia 23219, Attention: Investor Relations.

Each Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of that Company in connection with the mergers. Information about the executive officers and directors of each Company and its ownership of securities in that Company is set forth in the proxy statement for that Company’s 2013 Annual Meeting of Shareholders, which (for each of Apple Seven, Apple Eight and Apple Nine) was filed with the SEC on April 9, 2013. Investors and security holders may obtain additional information regarding the direct and indirect interests of any Company and its executive officers and directors in the mergers by reading the proxy statement/prospectus regarding the mergers when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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